UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2021

GameStop Corp.
(Exact name of Registrant as specified in its charter)

Delaware	1-32637	20-2733559
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, TX 76051
(817) 424-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock	GME	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition.
The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition,” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.
On March 23, 2021, GameStop Corp. (the "Company") issued a press release announcing its financial results for its fourth quarter ended January 30, 2021. A copy of the press release is attached hereto as Exhibit 99.1.
The information contained in this Current Report, including Exhibit 99.1, shall not be incorporated by reference into any filing of GameStop Corp., whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as otherwise expressly set forth therein.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 23, 2021, the Company announced the appointment of Jenna Owens, age 42, as the Company’s Executive Vice President and Chief Operating Officer, effective March 29, 2021. Prior to joining the Company and since 2017, Ms. Owens served in a variety of senior roles at Amazon.com, Inc., including Director and General Manager of Distribution and Multi-Channel Fulfillment, Director of Associate Experience and Operations for COVID-19 Testing, Director of Global Product and Technology for Grocery Post-Order Customer Experience, and Director and General Manager of Amazon Fresh Pickup. Prior to joining Amazon.com, Inc., Ms. Owens held senior roles at Google, including General Manager of Operations of Google Express from 2012 to 2015 and Head of Operations Efficiency for Americas Ad Sales from 2015 to 2017. From 2011 to 2012, Ms. Owens worked at McKinsey & Co in the Supply Chain practice where her work included customer-back supply chain transformations of Fortune 500 manufacturers. Ms. Owens has also worked in operations and supply chain at McMaster-Carr Industrial Supply Co., and Honeywell Inc. Ms. Owens holds an Interdisciplinary B.A. from Amherst College and an M.B.A. from New York University’s Leonard N. Stern School of Business.
Ms. Owens entered into a Letter Agreement (the “Letter Agreement”) with the Company on March 23, 2021 describing the basic terms of her employment. The Letter Agreement provides that Ms. Owens’ starting annual salary will be $200,000 and that she will also be eligible to earn a total of $2,500,000 in sign on bonuses, paid in 24 monthly installments, subject to her continued service to the Company through the payment date of the applicable installment unless she is terminated by the Company without Cause (as defined in the Letter Agreement). Ms. Owens is also entitled to a relocation bonus in the amount of $200,000 to assist with the costs of her relocation to the Dallas/Fort Worth area. The Letter Agreement also provides that, on the first business day of the first calendar quarter that commences after the effective date of her employment, Ms. Owens will be entitled to a grant of a number of restricted stock units or restricted shares of the Company’s Class A common stock determined by dividing $9,000,000 by the average closing prices of our Class A common stock for the 30 trading days immediately preceding the grant date. This equity award will vest as follows: 5% on the first anniversary of the grant date, 15% of the second anniversary of the grant date, and 20% on each of the dates that are 30, 36, 42 and 48 months following the grant date, subject in each case to her continued service to the Company through the applicable vesting date. Finally, the Letter Agreement provides that Ms. Owens’ employment is conditioned on her execution of a non-competition agreement.

Under the Letter Agreement, if Ms. Owens’ employment is terminated by the Company without Cause (as defined in the Letter Agreement), she will be entitled to receive the following severance benefits, in a single lump sum cash payment: (i) an amount equal to six months of her base salary, (ii) an amount equal to six months of COBRA premiums for Ms. Owens and her eligible dependents, and (iii) any sign on bonus installments which then remain unpaid. Ms. Owens’ eligibility for these severance benefits is subject to her execution of a release of claims against the Company and her compliance with any applicable post-employment covenants.
The foregoing description of the Letter Agreement is not complete and is qualified in its entirety by the full text of the Letter Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
There are no other arrangements or understandings between Ms. Owens and any other persons pursuant to which Ms. Owens was named Executive Vice President and Chief Operating Officer. Ms. Owens does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Ms. Owens does not have any direct or indirect interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Item 7.01    Regulation FD Disclosure.
The following information is furnished pursuant to Item 7.01 "Regulation FD Disclosure," and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.
Item 9.01    Financial Statements and Exhibits.

(d)        Exhibits.
99.1        Press Release issued by GameStop Corp., dated March 23, 2021
10.1        Letter Agreement between Jenna Owens and GameStop Corp. dated March 23, 2021
104        Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
(Registrant)

Date: March 23, 2021	By:	/s/ James A. Bell
Name: James A. Bell Title: Executive Vice President and Chief Financial Officer